SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 9, 2003

eXegenics Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	00-26078 (Commission File Number)	75-2402409 (I.R.S. Employer Identification No.)

2110 Research Row
Dallas, Texas 75235
(Address of principal executive
offices including zip code)

(214) 358-2000
(Registrant’s telephone number,
including area code)

N.A.
(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

On December 5, 2003, the Registrant received from Bruce Meyers, The M and B Weiss Family Limited Partnership of 1996, Melvyn I. Weiss and Michael Stone (the “Meyers Group”) copies of written consents purporting to represent a majority of the outstanding shares of the Registrant’s voting stock. On the same date, the Registrant engaged IVS Associates, Inc. (“IVS”), independent proxy inspectors, to provide an independent tabulation of the consents and revocations and to report on the results. On December 9, 2003, IVS reported that the consents delivered by the Meyers Group were sufficient to elect a new slate of directors. As a result, five nominees of the Meyers Group (the “Nominees”) were elected as directors of the Registrant, replacing the former board of directors, thereby effecting a change in control of the Registrant (the “Change in Control”).

At the time of the Change in Control, the Meyers Group, together with the Nominees, was the beneficial owner of 2,963,717 shares of the common and preferred stock of the Registrant (according to the Schedule 14A filed with the Securities and Exchange Commission by the Meyers Group on September 30, 2003). This amount represents approximately 18% of the total voting stock of the Registrant currently outstanding.

The newly elected directors of the Registrant are Robert A. Baron, Robert Benou, John J. Huntz, Jr., John A. Paganelli and David Lee Spencer, M.D. The former board of directors was comprised of Joseph M. Davie, M.D., Ph.D., Robert Easton, Walter M. Lovenberg, Ph.D., Gordon Martin and Ronald L. Goode, Ph.D.

Item 5. Other Events and Regulations FD Disclosure.

On December 9, 2003, the Registrant issued a press release, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Exhibits

99.1   Press Release of eXegenics Inc., dated December 9, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eXegenics Inc. (Registrant)

Dated:	December 9, 2003	By:	/s/ Ronald L. Goode

Ronald L. Goode Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Press Release of eXegenics Inc., dated December 9, 2003.